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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

ASPEN TECHNOLOGY, INC.
200 Wheeler Road
Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on December 6, 2012

Dear Stockholder:

        We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:	Thursday, December 6, 2012
Time:	8 a.m. Eastern time
Location:	Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts

        At the annual meeting, we will ask you and our other stockholders to:

  1.
  elect two nominees of the board of directors, Mark E. Fusco and Gary E. Haroian, to the board to hold office until the 2015 Annual Meeting of Stockholders;

  2.
  ratify the selection by the audit committee of the board of KPMG LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2013; and

  3.
  approve, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting (so-called "say on pay").

Each of the foregoing proposals is fully set forth in the Proxy Statement, which you are urged to read thoroughly. Stockholders also will be asked to consider any other business properly presented at the annual meeting.

        Only stockholders of record at the close of business on October 15, 2012 are entitled to vote at the annual meeting. The annual meeting may be adjourned from time to time without notice at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
Held on December 6, 2012 at Cooley LLP, 14th Floor, 500 Boylston Street, Boston, Massachusetts:

The Proxy Statement, form of proxy card and 2012 Annual Report to Stockholders are available at
www.aspentech.com, as well as at www.proxyvote.com.

        Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. We have enclosed for your convenience a return envelope that is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the annual meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

                      By Order of the Board of Directors,

                      Frederic G. Hammond
                       Secretary

Burlington, Massachusetts
October 25, 2012

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2012" refers to the fiscal year ended June 30, 2012).

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials, together with a proxy card, to our stockholders of record as of October 15, 2012. Instructions on how to access proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

How can I access the proxy materials over the Internet?

        You may view and also download our proxy materials for the annual meeting, including the Notice of Internet Availability, the Proxy Statement, the form of proxy card and our 2012 Annual Report to Stockholders, on our website at www.aspentech.com as well as at www.proxyvote.com.

How do I attend the annual meeting?

        The meeting will be held on Thursday, December 6, 2012 at 8 a.m. (Eastern time) at the offices of Cooley LLP, 14th Floor, 500 Boylston Street, Boston, Massachusetts. Directions to the meeting location are available at the website of Cooley LLP at www.cooley.com/offices. Cooley's website and the information contained therein is not incorporated into this Proxy Statement. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on October 15, 2012, or the record date, will be entitled to vote at the annual meeting. On the record date, there were 93,437,415 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on October 15, 2012 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on October 15, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  election of two directors nominated by the board of directors;

  •
  ratification of the selection by the audit committee of the board of KPMG LLP as our independent registered public accounting firm for fiscal 2013; and

  •
  approval, on an advisory basis, of the compensation of our named executive officers as identified in this Proxy Statement.

What if another matter is properly brought before the meeting?

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        With respect to the election of directors, you may either vote "For" all the nominees to the board of directors or you may "Withhold" your vote for any nominee you specify. With respect to both the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2013 and the approval, on an advisory basis, of the compensation of our named executive officers, you may vote "For" or "Against" or abstain from voting.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

  •
  In Person.  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  By Mail.  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  By Telephone.  To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on December 5, 2012 to be counted.

  •
  Via the Internet.  To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on December 5, 2012 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter, you have one vote for each share of common stock you own as of October 15, 2012.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted "For" the election of the two director nominees nominated by the board of directors and "For" the ratification of KPMG LLP as our independent registered accounting firm for fiscal 2013. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged Alliance Advisors, L.L.C. on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Alliance Advisors, L.L.C. a fee of $7,500 for their services, plus expenses.

What does it mean if I receive more than one Notice of Internet Availability?

        If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may grant a subsequent proxy by telephone or through the Internet.

  •
  You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

  •
  You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

  •
  "For" and "Withhold" votes with respect to Proposal One;

  •
  "For" and "Against" votes with respect to Proposals Two and Three; and

  •
  abstentions and broker non-votes.

        Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote "Against" that matter. Broker non-votes and directions to withhold are counted as present, but are not entitled to vote on proposals for which brokers do not have discretionary authority and have no effect other than to reduce the number of affirmative votes needed to approve a proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.

Which ballot measures are considered "routine" or "non-routine"?

        The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2013 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

        The election of directors (Proposal One) and the approval, on an advisory basis, of the compensation of our named executive officers (Proposal Three) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals One and Three.

How many votes are needed to approve the proposals?

  •
  For Proposal One, which relates to the election of directors, the two nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" will affect the outcome.

  •
  Proposal Two, which relates to the ratification of KPMG as our independent registered accounting firm for fiscal 2013, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  Proposal Three, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive "For" votes from the holders of a majority of the shares that are present in person or represented by proxy and entitled to vote at the meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock as of the record date are present at the annual meeting in person or represented by proxy. On the record date, there were 93,437,415 shares outstanding and entitled to vote. Thus, the holders of 46,718,709 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in our proxy materials for presentation at the 2013 Annual Meeting of Stockholders, stockholder proposals must be received in writing by our Secretary at our principal executive offices at 200 Wheeler Road, Burlington, Massachusetts 01803, by June 30, 2013. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

        If a stockholder wishes to present a proposal before the 2013 Annual Meeting but does not wish to have the proposal considered for inclusion in our Proxy Statement and proxy card in accordance with Rule 14a-8, the stockholder must also give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not less than sixty days nor more than ninety days prior to next year's annual meeting; provided, however, that in the event that less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K on or before December 12, 2012. If final voting results are not available to us in time to file a Form 8-K by that date, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE. ELECTION OF DIRECTORS

        Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at seven. There are two nominees for director at this annual meeting: Mark E. Fusco and Gary E. Haroian. If elected, each would serve as a Class I director for a three-year term beginning at the annual meeting and ending at our 2015 Annual Meeting of Stockholders.

        The three director classes currently are comprised as follows:

  •
  Mark E. Fusco and Gary E. Haroian are Class I directors, and their terms will end at our 2012 Annual Meeting of Stockholders;

  •
  Donald P. Casey, Stephen M. Jennings and Robert M. Whelan, Jr. are Class II directors, and their terms will end at our 2013 Annual Meeting of Stockholders; and

  •
  Joan C. McArdle and Simon J. Orebi Gann are Class III directors, and their terms will end at our 2014 Annual Meeting of Stockholders.

        Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified, or his or her earlier resignation, death or removal.

        If elected at the annual meeting, each of the nominees will serve until the 2015 Annual Meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal. If either of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that either nominee will be unable or unwilling to serve.

        Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the committee has evaluated the board's current members in the broader context of the board's overall composition. The committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board.

        Neither of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers, and neither is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.

        Brief biographies of the nominees are contained on page 31 of this Proxy Statement and include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the nominating and corporate governance committee to believe that such nominee should continue to serve on the board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the committee believes that such director should continue serving on the board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF MARK E. FUSCO AND GARY E. HAROIAN.

 PROPOSAL TWO. RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for fiscal 2013 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since their appointment on March 12, 2008 to audit our consolidated financial statements for our fiscal year 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL TWO.

 PROPOSAL THREE. ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

        The compensation of our named executive officers is disclosed in the section entitled "Executive Compensation" below, including the tabular and narrative disclosures set forth in such section under the headings "Executive Compensation Tables" and "Compensation Discussion and Analysis." As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders' interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote "FOR" the following resolution:

    "RESOLVED, that the stockholders approve the compensation of the "named executive officers" of Aspen Technology, Inc., as disclosed in the section entitled "Executive Compensation" in the Proxy Statement for the Aspen Technology, Inc. 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

        Because the vote is advisory, it will not be binding on us or the board of directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the board and its compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL THREE.

EXECUTIVE OFFICERS

        You should refer to "Information Regarding the Board of Directors and Corporate Governance—Directors—Nominees for Election for a Three-Year Term Expiring at Our 2015 Annual Meeting" later in this proxy statement for information about our President and Chief Executive Officer, Mark E. Fusco. Biographical information for our other executive officers follows.

        Mark P. Sullivan has served as our Executive Vice President since August 2010 and Chief Financial Officer since July 2009. Mr. Sullivan previously served as our Senior Vice President from July 2009 to July 2010. He served as a financial consultant to our company from March 2009 through June 2009. From 1994 to December 2008, Mr. Sullivan served in various financial executive positions at Fidelity Investments, a diversified financial services company. From 1987 to 1993, he served as Chief Operating Officer and Principal Finance and Accounting Officer at Westerbeke Corporation, a manufacturer of generators, diesel propulsion engines and other power solutions for commercial and recreational marine applications. During 1987, he served as Consulting Manager in the Business Investigatory Services group of Coopers & Lybrand Company, a public accounting and professional services firm which merged with Price Waterhouse in 1998 to form PricewaterhouseCoopers LLP. From 1980 to 1987, he held a number of financial leadership roles with Analog Devices, Inc., a manufacturer of analog, mixed-signal and digital signal processing integrated circuits used in industrial, communication, computer and consumer applications. He holds a B.A. from Middlebury College and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Sullivan is 56 years old.

        Antonio J. Pietri has served as our Executive Vice President, Field Operations since July 2007. Mr. Pietri served as our Senior Vice President and Managing Director for our Asia-Pacific region from 2002 to June 2007 and held various other positions with our company from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which we acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 47 years old.

        Manolis E. Kotzabasakis has served as our Executive Vice President, Products since August 2010. Mr. Kotzabasakis served as our Senior Vice President, Sales and Strategy from July 2007 to July 2010; our Senior Vice President, Worldwide Sales and Business Development from January 2005 to June 2007; our Senior Vice President, Marketing and Strategy from July 2004 to December 2004; our Senior Vice President, Engineering Business Unit from September 2002 to June 2004; Vice President of our Aspen Engineering Suite of Products, Research and Development from 1998 to 2002; and Director of our Advanced Process Design Group from 1997 to 1998. He holds a B.Sc. in Chemical Engineering from the National Technical University of Athens and an M.Sc. and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology. Mr. Kotzabasakis is 53 years old.

        Frederic G. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through August 2004, Mr. Hammond served as vice president, business affairs and general counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as general counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to 1992, Mr. Hammond was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 52 years old.

 EXECUTIVE COMPENSATION

Executive Compensation Tables

  Summary Compensation Table for Fiscal 2012

        The following table contains information regarding compensation earned during the last three fiscal years by our named executive officers, who consist of Mark E. Fusco, President and Chief Executive Officer; Mark P. Sullivan, Executive Vice President and Chief Financial Officer; Antonio J. Pietri, Executive Vice President, Field Operations; Manolis E. Kotzabasakis, Executive Vice President, Products; and Frederic G. Hammond, Senior Vice President, General Counsel and Secretary.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark E. Fusco	2012	600,000		2,015,000	737,000	750,000	5,713	4,107,713
President and	2011	550,000		1,171,696	700,920	750,000	5,887	3,178,503
Chief Executive Officer	2010	500,000	196,000	4,141,520	506,880	700,000	5,716	6,050,116
Mark P. Sullivan	2012	325,000		697,500	276,375	295,000	8,637	1,602,512
Executive Vice President and	2011	310,000		439,386	262,845	240,625	7,481	1,260,337
Chief Financial Officer	2010	300,000	224,000	620,750	0		9,629	1,154,380
Antonio J. Pietri	2012	325,000		697,500	276,375	325,000	7,862	1,631,737
Executive Vice President,	2011	315,000		439,386	262,845	300,000	8,562	1,325,793
Field Operations	2010	300,000	77,000	1,212,850	0	275,000	9,479	1,874,329
Manolis E. Kotzabasakis	2012	300,000		697,500	276,375	300,000	7,042	1,580,917
Executive Vice President,	2011	290,000		439,386	262,845	275,000	8,128	1,275,359
Products	2010	265,000	72,800	687,600	60,826	260,000	6,390	1,352,615
Frederic G. Hammond	2012	310,000		290,625	115,156	190,000	7,396	913,177
Senior Vice President,	2011	300,000		183,078	109,519	175,000	9,030	776,626
General Counsel, and Secretary	2010	275,000	39,200	496,600	60,826	140,000	8,074	1,019,699

(1)
Amounts shown exclude performance-based incentive payments, which are included in "Non-Equity Incentive Plan Compensation." For fiscal 2010, Mr. Sullivan received a guaranteed bonus of 100% of his annual bonus target of $175,000 and a discretionary award of $49,000. All other amounts shown represent discretionary bonuses paid in 2010.

(2)
Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the restricted stock units and stock options, see note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012, filed with the SEC on August 21, 2012, which identifies assumptions made in the valuation of option awards.

(3)
Amounts shown consist of awards based on performance under our 2012 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2012, see "Compensation Discussion and Analysis—Variable Cash Compensation."

(4)
Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance. The amount shown for Mr. Pietri in fiscal 2012 includes $743 in expatriation foreign tax advice. The amount shown for Mr. Pietri in fiscal 2011 includes expatriation foreign tax of $1,000 and $971 for state and medical tax gross-ups. The amount shown for Mr. Pietri in fiscal 2010 includes expatriation foreign tax of $1,000 and $888 for state and medical tax gross-ups.

  Grants of Plan-Based Awards for Fiscal 2012

        The following table shows all plan-based awards granted to our named executive officers during fiscal 2012. The equity awards granted in fiscal 2012 identified in the table below are also reported in the table entitled "Outstanding Equity Awards at Fiscal Year-End." For additional information regarding the non-equity incentive plan awards, please refer to "Compensation Discussion and Analysis—Reasons for Providing and Manner of Structuring the Key Compensation Elements—Variable Cash Compensation."

GRANTS OF PLAN-BASED AWARDS TABLE

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Stock Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards ($)(4)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark E. Fusco	N/A	$300,000	$750,000	$750,000
	8/1/2011				130,000			$2,015,000
	8/1/2011					100,000	$15.50	$737,000
Mark P. Sullivan	N/A	$120,000	$300,000	$300,000
	8/1/2011				45,000			$697,500
	8/1/2011					37,500	$15.50	$276,375
Antonio J. Pietri	N/A	$130,000	$325,000	$325,000
	8/1/2011				45,000			$697,500
	8/1/2011					37,500	$15.50	$276,375
Manolis E. Kotzabasakis	N/A	$120,000	$300,000	$300,000
	8/1/2011				45,000			$697,500
	8/1/2011					37,500	$15.50	$276,375
Frederic G. Hammond	N/A	$76,000	$190,000	$190,000
	8/1/2011				18,750			$290,625
	8/1/2011					15,625	$15.50	$115,156

(1)
Consists of performance-based cash incentive bonus awards under the 2012 Executive Plan. Actual amounts of awards are set forth in the summary compensation table above to the extent they have been determined and paid as of the date of filing of this Proxy Statement.

(2)
Represents restricted stock units granted under the 2005 Stock Incentive Plan.

(3)
Represents stock options granted under the 2005 Stock Incentive Plan and the 2010 Equity Incentive Plan.

(4)
Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the restricted stock units and stock options, see note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2012, filed with the SEC on August 21, 2012, which identifies assumptions made in the valuation of option awards.

  Outstanding Equity Awards at Fiscal Year End

        The following table sets forth certain information as to unexercised options and stock awards held at the end of fiscal 2012 by the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)
Mark E. Fusco	1,100,000	0		$5.73	03/21/2015
	350,000	0		$5.27	09/15/2015
	200,000	0		$10.42	11/17/2016
	128,000	0		$9.55	11/08/2019	41,750	(6)	$966,513
	66,000	66,000	(4)	$10.93	08/01/2020	53,600	(7)	$1,240,840
	25,000	75,000	(5)	$15.50	07/31/2021	97,500	(8)	$2,257,125
Mark P. Sullivan						16,250	(6)	$376,188
	3,094	24,750	(4)	$10.93	08/01/2017	20,100	(7)	$465,315
	9,375	28,125	(5)	$15.50	07/31/2021	33,750	(8)	$781,313
Antonio J. Pietri	20,000	0		$10.42	11/17/2016
						7,500	(6)	173,625
	24,750	24,750	(4)	$10.93	08/01/2017	20,100	(7)	465,315
	9,375	28,125	(5)	$15.50	07/31/2021	33,750	(8)	781,313
Manolis E. Kotzabasakis						7,500	(6)	173,625
						20,100	(7)	465,315
	9,375	28,125	(4)	$15.50	07/31/2021	33,750	(8)	781,313
	24,750	24,750	(5)	$10.93	08/01/2017
Frederic G. Hammond	55,154	0		$5.27	09/15/2015
	24,000	0		$10.42	11/17/2016
	15,360	0		$9.55	11/08/2019	5,000	(6)	115,750
	10,312	10,313	(4)	$10.93	08/01/2017	8,375	(7)	193,881
	3,906	11,719	(5)	$15.50	07/31/2021	14,063	(8)	325,558

(1)
Each option has an exercise price equal to the fair market value of our common stock at the time of grant as reported on The NASDAQ Global Select Market.

(2)
The expiration date of each option occurs ten years after the grant of such option with the exception of the options awarded on August 2, 2010, which expire seven years after the grant date.

(3)
The closing price of our common stock on the NASDAQ Global Select Market on June 29, 2012 was $23.15.

(4)
These options were granted on August 2, 2010. The shares underlying these options vest in 16 equal quarterly installments, commencing on September 30, 2010 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.

(5)
These options were granted on August 1, 2011. The shares underlying these options vest in 16 equal quarterly installments, commencing on September 30, 2011 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.

(6)
These stock awards were granted on November 9, 2009. Under the terms of these stock awards, 13% of the shares vested on the date of grant and the remainder vest in 14 equal quarterly installments, commencing on March 31, 2010 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us. Multiple stock awards were granted with different vesting schedules on the same date with partial upfront vesting because of the delay in our ability to make equity awards in previous fiscal years. Equity grants were suspended during fiscal 2008 and fiscal 2009 because of our delinquent SEC filings and lack of an effective registration statement to register the common stock underlying equity awards. We became current with our Securities Exchange Act filings on November 9, 2009 and granted more than one stock award to each individual to reflect the compensation committee's prior recommendations for annual equity grants during the periods in which equity grants were suspended.

(7)
These stock awards were granted on August 2, 2010. The shares underlying these stock awards vest in 16 equal quarterly installments, commencing on September 30, 2010 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.

(8)
These stock awards were granted on August 1, 2011. The shares underlying these stock awards vest in 16 equal quarterly installments, commencing on September 30, 2011 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.

  Option Exercises and Stock Vested in 2012

        The table below details options that were exercised by our named executive officers during fiscal 2012 and shares of common stock that vested during fiscal 2012 under restricted stock units held by those named executive officers.

			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Mark E. Fusco	174,000	2,825,811	142,717	2,728,794
Mark P. Sullivan	12,375	29,946	37,550	716,434
Antonio J. Pietri	21,994	330,007	36,300	692,391
Manolis E. Kotzabasakis	141,860	1,827,713	36,300	692,391
Frederic G. Hammond	34,154	546,951	18,875	360,620

(1)
With respect to shares acquired upon vesting of restricted stock units, shares were withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. The number of shares actually issued to Messrs. Fusco, Sullivan, Pietri, Kotzabasakis and Hammond were 87,159, 25,462, 23,177, 22,270, and 12,080 shares, respectively.

Compensation Discussion and Analysis

  Overview

        We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the compensation for fiscal 2012 of our chief executive officer and other executive officers included in the Summary Compensation Table on page 10. The chief executive officer and these other executive officers are referred to in this proxy statement as our "named executive officers." Our objectives and the philosophy of our executive compensation program are described starting on page 15, after the Executive Summary immediately below. We also describe actions regarding compensation taken before and after fiscal 2012 when it enhances the understanding of our executive compensation program.

  Executive Summary

        The compensation committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsibly aligned with the best interests of our stockholders in that it both encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.

        The highlights of our company performance for fiscal 2012 that were directly linked to executive compensation decisions the compensation committee made in fiscal 2012 include:

  •
  Growth in Total License Contract Value ("GTLCV") of $185 million compared to our target of $127 million. Growth in total license contract value is a measure of the increase in the estimated renewal value, as of a specific date, of our active portfolio of term license agreements, excluding associated software maintenance and support services.

  •
  Cash flow from operations was $105 million, compared to our target of $79 million.

        The highlights of our executive compensation program for fiscal 2012 include:

  •
  Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In fiscal 2012, approximately 85% of our CEO's compensation and an average of 77% of our other named executive officers' compensation was at-risk compensation in the form of variable cash compensation and equity awards, the actual economic value of which will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

CEO PAY MIX	OTHER NEO PAY MIX

  •
  In order to provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.

  •
  We require our executives to maintain specified levels of ownership of our stock to ensure that our executives' interests are even more effectively linked to those of our stockholders.

  •
  Our executive retention agreements contain "double triggers" (requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits). Further, these agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered "parachute payments" under the Internal Revenue Code. Mr. Fusco's employment agreement provides that he may voluntarily resign for any reason within 180 days following a change in control and receive severance benefits. In addition, Mr. Fusco's employment agreement provides that if his severance payments exceed 110% of the highest amount that he could be paid without causing an imposition of the excise tax, he will receive a tax gross-up payment. Mr. Fusco's agreement was entered into over seven years ago when these types of change in control severance benefits were a more common pay practice.

  •
  In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.

  •
  We do not provide supplemental retirement benefits or perquisites, such as access to personal security, private aircraft, automobiles, financial planning advice, tax preparation services or club memberships, to our executives.

  •
  We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock; nor do we allow them to engage in speculative transactions with respect to our stock.

        At our annual meeting of stockholders in 2011, approximately 87% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our compensation committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our compensation committee believes that this 2011 stockholder vote strongly endorsed our compensation philosophy and the decisions we made for fiscal 2011. After reflecting on this vote, our compensation committee decided to generally maintain a consistent course for fiscal 2012 compensation decisions. Prior to our annual meeting of stockholders in 2011, our compensation committee made the following significant changes to our executive compensation program made for fiscal 2012:

  •
  an expansion of our peer group to enhance the stability of the group, after our compensation committee's consultation with its independent compensation consultant; and

  •
  use of GTLCV instead of bookings as a corporate performance objective for our variable cash bonus plan. We believe is it appropriate to use GTLCV as a performance objective because GTLCV is one of the key metrics we use to assess our corporate performance, growth and financial condition, particularly during the transition to our aspenONE licensing model. Our aspenONE licensing model is a subscription offering under which customers receive access to all of the products within the aspenONE suite(s) they license, including the right to any new unspecified future software products and updates that may be introduced into a licensed aspenONE software suite. This affords customers the ability to use our software whenever required and to experiment with different applications to best solve whatever critical business challenges they face. Using this GTLCV corporate performance objective that directly reflects our financial condition and results of operations is consistent with our pay for performance philosophy that we believe aligns with the best interests of our stockholders.

        Additionally, for fiscal 2012 our variable cash bonus plan did not contain individual performance metrics. Instead, each eligible executive's bonus was based solely on achievement of the corporate performance metrics, which is consistent with our philosophy to link executive compensation to corporate performance.

  Objectives and Philosophy of Our Executive Compensation Program

        Our compensation philosophy for our executive officers is based on a desire to ensure sustained financial and operating performance, and to reward and retain talent that we believe is critical to our ongoing success. We believe that the compensation of our executive officers should align their interests with those of our stockholders and focus behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies.

        The primary objectives of our executive compensation program are as follows:

  •
  attract and retain talented and experienced executives in the highly competitive technology and software industries;

  •
  reward and retain executives whose knowledge, skills and performance are critical to our continued success, and simultaneously align their interests with those of our stockholders by motivating them to increase stockholder value;

  •
  balance retention compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and the creation of stockholder value; and

  •
  motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

  Components of Our Executive Compensation Program

        To achieve these objectives, we use a mix of compensation elements, including:

  •
  base salary;

  •
  annual variable cash bonuses;

  •
  long-term equity incentives in the form of stock options and RSUs;

  •
  severance and change in control benefits; and

  •
  benefits offered to all of our employees.

        In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:

  •
  compensation levels paid by companies in our peer group, with a particular focus on target levels for cash compensation based on cash compensation targets of similarly situated officers employed by the peer companies, as we believe this approach helps us to hire and retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

  •
  corporate performance, particularly as reflected in achievement of key corporate strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;

  •
  the need to motivate executives to address particular business challenges unique to a particular year;

  •
  broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

  •
  individual negotiations with named executive officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at prior employers—or may be declining significant compensation opportunities at other potential employers—in order to come work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

        While the compensation committee does not have a formal policy for determining the allocation between cash and non-cash compensation, or short-term and long-term compensation, historically the compensation committee has allocated the majority of an executive's total target compensation to variable and equity compensation as they assume greater responsibility in the organization. The compensation committee determines the percentage mix of compensation it believes is appropriate for each executive taking into account specific responsibilities within the company, the talent and expertise necessary to achieve our corporate objectives and specific expected performance outcomes for the year.

  Determining Executive Compensation

  Role of the Compensation Committee

        The compensation committee of the board of directors oversees our executive compensation program. In this role, the compensation committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our employees and non-employee directors, including the administration of our equity and employee benefit plans. As part of this responsibility, the compensation committee reviews and approves (or recommends for approval by a majority of the independent directors), the compensation structure for our named executive officers. The board is responsible for establishing corporate objectives and targets for purposes of variable cash compensation. For fiscal 2012, the board established corporate targets of GTLCV and cash flow from operations.

        The compensation committee historically has, at its discretion, presented to the board information regarding executive compensation matters for all executives. Compensation matters for all executives other than the chief executive officer are approved by the compensation committee and presented to the board for informational purposes. The compensation committee presents to the board its recommendations on compensation matters for the chief executive officer, including base salary and target bonus levels, for approval by the independent directors. In fiscal 2012, the board approved the compensation committee's recommendations as presented.

        As part of its deliberations, in any given year, the compensation committee reviews and considers materials such as our operational data and projections of total compensation under various scenarios. Additionally, the compensation committee considers the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data and analyses of historical executive compensation levels. Further, the compensation committee considers current company-wide compensation levels, industry and peer company benchmark data, recommendations from the company's human resources, accounting and finance and legal departments, and the recommendations of our chief executive officer with respect to the other executives. The compensation committee also reviews materials and advice provided by its independent compensation consultant, Towers Watson, in the committee's deliberations on the amount, form and other aspects of executive compensation.

  Role of Management

        For named executive officers other than our chief executive officer, the compensation committee solicits and considers the performance evaluations and compensation recommendations submitted to the compensation committee by the chief executive officer. In the case of the chief executive officer, the board of directors (other than the chief executive officer) evaluates his performance and determines his compensation. Mark Fusco, our chief executive officer and one of our directors, participated in the meetings of the compensation committee related to the amount of the fiscal 2012 compensation packages for each of the named executive officers, other than for Mr. Fusco.

        Our human resources, accounting and finance, and legal departments work with our chief executive officer to design and develop compensation programs applicable to named executive officers and other senior executives that the chief executive officer recommends to the compensation committee. These departments also work with the chief executive officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other compensation committee briefing materials, and ultimately to implement the decisions of the board and its compensation committee.

  Compensation Benchmarking

        In accordance with our executive compensation philosophy described above, the compensation committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with our need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of the named executive officers with those of our stockholders. In making compensation decisions, the compensation committee reviewed publicly available information on practices, programs and compensation levels of members of a peer group selected by the compensation committee, and also used as a reference point the IPAS Global Technology Survey and the Radford Technology Survey, or collectively the other global industry survey sources. The composition of the peer group is reviewed and updated by the compensation committee annually, based in part on the recommendations of its independent compensation consultant, as well as the recommendations of our chief executive officer and chief financial officer.

        In general, the compensation committee sets cash compensation elements as follows, with compensation above this level possible for exceptional performance:

  •
  base salaries at or near the 50th percentile for our peer group;

  •
  target cash bonus compensation ranging from the 60th to the 75th percentile for our peer group; and

  •
  equity compensation ranging from the 50th to 75th percentile for our peer group.

        The compensation committee believes targeting each element of cash compensation at these percentiles for our peer group is necessary in order to achieve the primary objectives, described above, of our executive compensation program. The higher percentile for target cash bonuses is intended to highly motivate our executives to achieve the corporate financial objectives that underlie our performance-based bonus plans. Similarly, the higher percentile for equity compensation is intended align the interests of our executives with those of our stockholders because the economic value of equity compensation depends directly on the performance of our stock price over the period during which the awards vest. The compensation committee considers peer group data, including mean and distribution data for peer company officers, and analyzes such data as part of the process to determine compensation levels for named executive officers.

        A number of other factors, such as economic conditions, individual performance assessment, and individual negotiations, may play an important role (or no role) with respect to the cash or equity compensation offered to any named executive officer in a given year. In setting actual compensation levels for a named executive officer, the compensation committee, in addition to considering peer group data, also considers the named executive officer's duties and responsibilities and ability to influence corporate performance. In addition to peer group analysis, the compensation committee also reviews global industry survey data to confirm the reasonableness of proposed compensation levels. The compensation committee believes this general approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

  Peer Group

        The fiscal 2012 peer group selected by the compensation committee after consultation with its independent compensation consultant consisted of U.S. publicly-traded enterprise software companies that had revenue within a specified range of our trailing twelve-month revenue, a business model and size similar to ours (or were otherwise in the same geographical location), and that the compensation committee believed competed with us for executive talent. At the time the compensation committee reviewed peer group data for purposes of fiscal 2012, the peer group had annual revenue of between $123 million and $1.1 billion and market capitalizations between $171 million and $4.7 billion.

        For fiscal 2012, the 18 companies included in the peer group were:

        ANSYS, Inc.
Ariba
Cadence Design
Comm Vault
Concur Technologies
Digital River
Informatica Corporation
JDA Software Group, Inc.
Magma Design
Manhattan Associates, Inc.
Mentor Graphics Corporation
Nuance Communications, Inc.
Parametric Technology Corporation
Progress Software Corporation
QAD Inc.
Quest
TIBCO Software Inc.
Solera Holdings

        For fiscal 2012, the compensation committee engaged its independent compensation consultant, Towers Watson, to review the fiscal 2012 peer group proposed by management and provide observations and suggestions for change as appropriate. The fiscal 2012 peer group was developed to expand the peer group to enhance the stability of the group. As compared to the peer group used for fiscal 2011, the fiscal 2012 peer group was expanded to include Cadence Design, CommVault, Concur Technologies, Digital River, Epicor, Lawson, Magma Design, Quest Software and Solera Holdings. The compensation committee then decided to exclude Epicor and Lawson going forward for fiscal 2012 because those two companies were being acquired in going private transactions.

  Reasons for Providing and Manner of Structuring the Key Compensation Elements

  Base Salary

        The compensation committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executives. We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty as a significant portion of their total compensation is "at risk" and dependent upon the achievement of financial goals. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our named executive officers. We target base salary levels at approximately the 50th percentile of our peer group.

        Historically, the compensation committee has reviewed the annual salaries for each of our named executive officers on an annual basis, considering whether existing base salary levels continue to be at approximately the 50th percentile for our peer group and other global industry survey data. In addition to considering the peer group and other global industry survey data, the compensation committee may also, but does not always, consider other factors, including the experience, tenure and performance of a named executive officer, the scope of the such officer's responsibility, the salary level negotiated by such officer in any existing employment agreement, broader economic conditions, our financial health, and the extent to which the compensation committee is generally satisfied with such officer's past performance and expected future contributions. For fiscal 2012, the compensation committee initially consulted the peer group and other global industry data, as well as an analysis developed by the committee's independent compensation consultant, and then made an independent determination to increase base salary for each named executive officer.

  Variable Cash Compensation

        In addition to base salary, executives are eligible to earn additional cash compensation through annual variable cash bonuses. These are intended to motivate executives to work at the highest levels of their individual abilities and to achieve company-wide operating and strategic objectives. The compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining executives and therefore generally seeks to set target levels for variable bonuses (that is, payouts for target performance achievement) so that target cash bonus compensation ranges from the 60th to the 75th percentile for target cash bonus compensation of similarly situated executives at our peer group.

        The compensation committee generally starts the process of determining the target bonus levels by which performance will be measured under the bonus programs for executives (other than the chief executive officer, whose target bonus level is set by the board of directors), in the last quarter before the start of the applicable fiscal year. Typically, in the fourth quarter of each fiscal year, the compensation committee considers the target bonus percentages for the next fiscal year for executives (other than the chief executive officer). As part of this analysis, the compensation committee considers the likely bonus payouts for the ongoing fiscal year for executives (other than the chief executive officer) and reviews its preliminary analysis with the chief executive officer, in connection with their consideration of expected financial results for the prior year, budgets for the applicable year and the economic forecast for the applicable year. The compensation committee also considers peer group company data provided or confirmed by an independent compensation consultant. The chief executive officer then makes a recommendation to the compensation committee as to the target bonuses that the other executives should be eligible to earn for the applicable year, and the compensation committee reviews those recommendations. Generally, in the first quarter of a fiscal year, after financial results for the prior year have become available, the compensation committee reviews and finalizes its earlier discussions regarding the structure and elements of compensation for the new fiscal year. Among other things, the board approves the corporate performance goals for the year.

        In addition to awards based on the performance metrics established in the plan, the compensation committee may make discretionary awards under the plan to eligible employees in such amounts as the committee determines are appropriate and in our best interests. No award is payable to an executive under the plan if the executive's employment terminates prior to the payment date under the plan; provided that in the event the executive's employment terminates due to death, incapacity or retirement, then any award otherwise payable will be prorated.

        The process of the compensation committee and, with respect to the chief executive officer, the board for establishing variable cash compensation for fiscal 2012 was completed in the first quarter of fiscal 2012. The compensation committee performed a detailed analysis by named executive officer against the peer group and other global industry data, and based on corporate GTLCV and cash flow from operations performance goals tailored to our company. On July 14, 2011, the compensation committee and, with respect to our chief executive officer, the board, approved the Executive Annual

Incentive Bonus Plan for fiscal 2012, or the 2012 Executive Plan, a cash incentive bonus plan for our executives for fiscal 2012. The participants in the 2012 Executive Plan include Mark Fusco, Mark Sullivan, Antonio Pietri, Manolis Kotzabasakis and Frederic Hammond and those other executives who report directly to our chief executive officer.

  2012 Executive Plan

        Any amounts earned under the 2012 Executive Plan were payable in cash and directly tied to achievement of corporate financial targets. Amounts payable under the 2012 Executive Plan are based and weighted as follows:

  •
  50% of the overall bonus was based on our corporate achievement of GTLCV of $127 million; and

  •
  50% of the overall bonus was based on our achievement of target cash flow from operations of $79 million.

        The board of directors selected GTLCV and cash flow from operations as the primary corporate performance goals for fiscal 2012. The board determined that GTLCV is a useful metric for analyzing our business performance, particularly while we are transitioning to our aspenONE licensing model and revenue comparisons between fiscal periods do not reflect the actual growth rate of our business. The board further determined that cash flow from operations would be another useful indicator of the achievement of the execution of our operating plan in fiscal 2012, and combined with GTLCV, would be important to increasing the value of our common stock, therefore aligning the financial interests of executives with those of our stockholders.

        The 2012 Executive Plan goals were based upon targets approved by the board as part of our fiscal 2012 operating plan. In order for any bonus to be payable to any executive under either the GTLCV or operating cash flow metric, achievement of at least 70% of the applicable target metric was necessary. Each metric was measured independently. The board generally sets the target performance level for the corporate financial objectives at a level that would only be achieved if we continued to substantially improve on our past levels of performance, and if our executives performed at very high levels. As a result, the board believed that 2012 Executive Plan GTLCV and cash flow from operations targets would be difficult to reach but would be attainable with significant effort, but would not entail taking inappropriate risks.

        In fiscal 2012, performance was evaluated at mid-year and at year-end, and named executive officers were eligible to earn a bonus of up to 25% of their annual bonus target at mid-year and 75% at year-end under the 2012 Executive Plan. If less than 25% of the target bonus was earned at mid-year, the unrealized difference (up to the 25% mid-year potential) could be made up at year-end based on annual achievement against annual goals. The mid-year evaluation was based on mid-year performance of corporate performance goals only and payments could not exceed 25% of the annual bonus targets. The named executive officers received 25% of their annual bonuses based on achievement of the company performance goals during the first half of the year.

        The year-end payment was based on total annual performance against the annual performance targets less any payment received at mid-year. Annual company performance goals and achievement of such goals were as follows for fiscal 2012:

Plan Metric	Financial Target ($)	Actual Results ($)
Growth in total license contract value	$127 million	$185 million
Cash flow from operations	79 million	105 million

        As we exceeded both our GTLCV and cash flow from operations targets, we paid both elements at 100% for financial performance during fiscal 2012. All our executive officers were paid at 100% with the exception of Mr. Sullivan. With respect to Mr. Sullivan, the compensation committee determined that a reduction was appropriate, notwithstanding our substantial progress in remediating a material weakness with respect to income tax accounting and disclosure that resulted in errors related to deferred income tax assets and liabilities, income tax expense, and the related disclosures. This material weakness and our responsive remediation efforts are described at Item 9A. Controls and Procedures of Part II of our Annual Report on Form 10-K for fiscal 2012, filed with the SEC on August 21, 2012.

        Accordingly, the compensation committee approved bonuses as shown in the following table:

Named Executive Officer	Fiscal 2012 Annual Target Cash Payment ($)	Total Bonus Received for Fiscal 2012 ($)
Mark E. Fusco	750,000	750,000
Mark P. Sullivan	300,000	295,000
Antonio J. Pietri	325,000	325,000
Manolis E. Kotzabasakis	300,000	300,000
Frederic G. Hammond	190,000	190,000

  Equity Compensation

        We provide a portion of our executive compensation in the form of stock options and RSUs that vest over time. We believe that this helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in our longer-term success through stock price appreciation.

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and also create an ownership culture. Our equity awards typically take the form of stock options and RSUs. Stock options typically require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. RSUs have intrinsic value which is important in retaining our executive talent. The compensation committee carefully considers the mix of equity instruments when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.

        In determining the size and mix of equity grants to our executives, the compensation committee considers comparative equity grants received by executives in our peer group and in the global industry survey data generally between the 50th and 75th percentiles (when available) and also considers the individual executive's performance, contributions and level of responsibility, the executive's ability to significantly influence our growth and profitability. In addition, the compensation committee takes into account our company-level performance and the recommendations of the chief executive officer other than for himself.

        Our equity awards typically have taken the form of stock options and RSUs. We typically make an initial equity award of stock options and/or RSUs to new executives and an annual equity program grant in August each year as part of our overall compensation program. All grants of options and RSUs to our executives are approved by the compensation committee. Equity awards for our chief executive officer are determined by the compensation committee and then recommended to the board of directors for approval.

        We set the exercise price of all stock option grants to equal the prior trading day's closing price of our common stock. Typically, the equity awards we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, or vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such equity awards, including voting rights and the right to receive dividends or dividend equivalents.

        For fiscal 2012, the compensation committee made recommendations, following the closing of the applicable prior fiscal year, for annual equity grants for our named executive officers to the board. The compensation committee's grant recommendations were made after consideration and discussion about each individual's prior year performance, company performance for the year in question, and a review of peer group and global industry survey data. The compensation committee considered each of these parameters for each of our named executive officers and determined both the size of the equity awards and equity mix (the relative balance of options and RSUs).

  Fiscal 2012 Equity Awards

        On August 1, 2011, we granted stock options and RSUs to our named executive officers as follows set forth below. The compensation committee considered the factors described above when determining the value of each grant. The grants vest in sixteen equal quarterly installments on the last business day of the quarter beginning on September 30, 2011.

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Mark E. Fusco	Stock options	100,000
	Restricted stock units	130,000
Mark P. Sullivan	Stock options	37,500
	Restricted stock units	45,000
Antonio J. Pietri	Stock options	37,500
	Restricted stock units	45,000
Manolis E. Kotzabasakis	Stock options	37,500
	Restricted stock units	45,000
Frederic G. Hammond	Stock options	15,625
	Restricted stock units	18,750

  Fiscal 2013 Compensation Actions

        The compensation committee took the following additional actions related to named executive officer compensation after the year ended June 30, 2012 through the date of this Proxy Statement:

  Base Salary

        In July 2012, the compensation committee, and in the case of Mr. Fusco, the board of directors, raised the base salaries of our named executive officers as set forth in the table below:

Named Executive Officer	Fiscal 2012 Base Salary ($)	Fiscal 2013 Base Salary ($)	Percentage Increase (%)
Mark E. Fusco	$600,000	$600,000	0.0%
Mark P. Sullivan	325,000	350,000	7.7
Antonio J. Pietri	325,000	350,000	7.7
Manolis E. Kotzabasakis	300,000	325,000	8.3
Frederic G. Hammond	310,000	320,000	3.2

        When determining fiscal 2013 base salaries, the compensation committee considered peer group data in accordance with its general philosophy to target base salary levels at approximately the

50th percentile of our peer group. The compensation committee also considered other relevant data such as experience, tenure and performance.

  2013 Executive Plan

        In July 2012, our compensation committee approved an Executive Annual Incentive Bonus Plan FY13, or the 2013 Executive Plan, for each of our executive officers and certain other members of senior management (other than for Mr. Fusco, whose plan was approved by the board on July 25, 2012, upon a recommendation of the compensation committee). The compensation committee amended the 2013 Executive Plan on October 24, 2012. Each such plan is identical in form, except for the amount of the executive's target awards.

        The purpose of these plans is to motivate and reward performance for the achievement of certain corporate objectives for fiscal 2013. Payments under each plan are based upon the achievement of certain corporate performance metrics established by the board. The annual targets under the 2013 Executive Plan for each of the named executive officers are as follows:

Named Executive Officer	Fiscal 2013 Annual Target Cash Payment ($)
Mark E. Fusco	$800,000
Mark P. Sullivan	300,000
Antonio J. Pietri	350,000
Manolis E. Kotzabasakis	300,000
Frederic G. Hammond	200,000

  Fiscal 2013 Performance Goals

        In fiscal 2013, we are focusing on certain non-GAAP and other business metrics, including the key metric of growth in total license contract value, to track our business performance.

        Given the key business metrics on which we are focusing to assess our performance, the compensation committee approved fiscal 2013 corporate objectives of GTLCV and cash flow from operations. These two performance metrics are weighted at 50% each for purposes of determining each eligible executive's bonus, and in order for any bonus to be payable, we must achieve at least 70% of the specified metrics. We believe this is an appropriate and effective way to link incentive compensation to corporate performance. For fiscal 2013 these plans do not contain individual performance metrics. Instead, each eligible executive's bonus is based solely on achievement of the corporate performance metrics, which is consistent with our philosophy to link executive compensation to corporate performance.

        In fiscal 2013, performance against the financial metrics under each plan will be evaluated at mid-year and at year-end. There is the potential for a mid-year payment based on performance against mid-year targets, not to exceed 25% of the annual bonus target. If an executive's employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive. In addition to awards based on the performance metrics established under each plan, the compensation committee may make a discretionary award to the executive in such amount as the compensation committee determines to be appropriate and in our best interests.

  Equity Awards

        The compensation committee approved its annual program grant for fiscal 2013 in July 2012. The awards issued to our named executive officers in August 2012 are as follows:

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Mark E. Fusco	Stock options	93,563
	Restricted stock units	112,275
Mark P. Sullivan	Stock options	27,401
	Restricted stock units	32,881
Antonio J. Pietri	Stock options	32,079
	Restricted stock units	38,494
Manolis E. Kotzabasakis	Stock options	27,401
	Restricted stock units	32,881
Frederic G. Hammond	Stock options	10,359
	Restricted stock units	12,430

        For fiscal 2013, the value of each equity award was allocated 75% to RSUs and 25% to stock options. The compensation committee then reviewed peer group data in line with the committee's general approach to target equity compensation between the 50th and 75th percentiles. The compensation committee also considered each individual's performance and level of contribution when determining the value of fiscal 2013 equity awards.

  Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.

  Stock Ownership Guidelines

        We maintain stock ownership guidelines requiring our chief executive officer to own stock with a value equal to at least three times his annual salary, our other named executive officers to hold stock with a value of at least one times their annual salaries, and our non-employee directors to own stock with a value of at least three times their annual cash retainers. New named executive officers and directors have five years from the date that they become named executive officers or directors to reach the applicable ownership threshold. As of the record date, all of our named executive officers and directors satisfied the applicable ownership thresholds.

  Severance and Change in Control Benefits

        Pursuant to Mr. Fusco's employment agreement and the executive retention agreements we have entered into with each of our named executive officers and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "—Potential Payments Upon Termination or Change in Control."

        We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.

        Our practice in the case of change in control benefits under the executive retention agreements has been to structure these as "double trigger" benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control and under the circumstances described below in "—Employment and Change in Control Agreements and Potential Payments Upon Termination or Change in Control." Mr. Fusco's employment agreement contains "double trigger" benefits. In addition, Mr. Fusco's employment agreement provides that he may voluntarily resign for any reason within 180 days following a change in control and receive severance benefits as described below in "—Employment and Change in Control Agreements and Potential Payments Upon Termination or Change in Control."

  Tax and Accounting Considerations

        The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. Section 162(m) of the Internal Revenue Code of 1986, or IRC, generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the and the three other most highly paid executive officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.

        The compensation committee periodically reviews the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax-deductible to us. The compensation committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

  Risk Analysis of Compensation Policies and Programs

        The compensation committee has reviewed the compensation policies as generally applicable to our employees, and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we believe our stock ownership guidelines for our directors and named executive officers may mitigate against excessive and unnecessary risk-taking. Under those stock ownership guidelines, we require our directors to own shares of our common stock with a dollar value equal to three times their annual retainer, we require our chief executive officer to own shares with a dollar value of three times base salary, and we require our other named executive officers to own shares with a dollar value of one times base salary.

  Conclusion

        Through the compensation arrangements described above, a significant portion of each executive's compensation is contingent on our company-wide performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation in any particular time period. The compensation committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The compensation committee believes the executive compensation program is reasonable relative to the peer group. The compensation committee also believes that the compensation program gives each executive appropriate incentives, based on the executive's responsibilities, achievements and ability to contribute to our performance. Finally, the compensation committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

Employment and Change in Control Agreements

        On December 7, 2004, we entered into an employment agreement with Mark Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer. Under this agreement, in the event of termination of Mr. Fusco's employment (other than for the reasons set forth below), including termination of his employment after a change in control or termination of employment by Mr. Fusco for "good reason" (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

  •
  the amount of Mr. Fusco's annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

  •
  the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

        In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

        Mr. Fusco's employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under IRC Section 4999. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that is imposed by IRC Section 409A.

        However, in the event that Mr. Fusco's employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above: by us for cause; by reason of Mr. Fusco's death or disability; by Mr. Fusco without good reason (unless such resignation occurs within 180 days following a change in control); or after Mr. Fusco shall have attained age 70.

        Under the terms of Mr. Fusco's employment agreement, in the event of a "potential change in control" (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of: three months after the date of such potential change in control; the date of a change in control; the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and our termination of Mr. Fusco's employment for any reason.

        For the purposes of Mr. Fusco's employment agreement, a "potential change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  •
  we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

  •
  any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then-outstanding securities (entitled to vote generally for the election of directors); or

  •
  the board adopts a resolution to the effect that, for purposes of Mr. Fusco's employment agreement, a "potential change in control" has occurred.

        On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute "nonqualified deferred compensation" subject to the provisions of IRC Section 409A, then the payment instead will be due within 15 days after the earlier of (i) the expiration of six months and one day following the Date of Termination or (ii) Mr. Fusco's death following the Date of Termination. Mr. Fusco's agreement was amended and restated on October 3, 2007 to comply with the applicable provisions of IRC Section 409A.

        We have executive retention agreements with the following executive officers: Mark Sullivan, our Executive Vice President and Chief Financial Officer; Antonio Pietri, our Executive Vice President of Field Operations; Manolis Kotzabasakis, our Executive Vice President, Products; and Frederic Hammond, our Senior Vice President, General Counsel, and Secretary; each of whom we refer to as a specified executive.

        Pursuant to the terms of each executive retention agreement, if the specified executive's employment is terminated prior to a change in control without cause, the specified executive will be entitled to the following:

  •
  payment of an amount equal to the specified executive's annual base salary then in effect, payable over twelve months;

  •
  payment of an amount equal to the specified executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of one year; and

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year.

        In the event the specified executive's employment is terminated without cause within twelve months following a change in control or by the specified executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the specified executive or a failure to pay benefits when due), then the specified executive shall be entitled to the following:

  •
  payment of an amount equal to the sum of the specified executive's annual base salary then in effect and the specified executive's target bonus for the then-current fiscal year, payable in a single installment;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in a single installment, for a period of one year;

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year; and

  •
  full vesting of (a) all of the specified executive's options to purchase shares of our stock, which options may be exercised by the specified executive for a period of twelve months following the date of termination and (b) all restricted stock and RSUs then held by the specified executive.

        Each executive retention agreement provides that the total payments received by the specified executive relating to termination of his/her employment will be reduced to an amount equal to the highest amount that could be paid to the specified executive without subjecting such payment to excise tax as a parachute payment under IRC Section 4999, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the specified executive would incur if the total payments were not reduced.

        Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2013, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the specified executive following a change in control. Each agreement is subject to automatic renewal on August 1 of each year, unless we give notice of termination at least seven days prior to the renewal date.

        The following table sets forth estimated compensation that would have been payable to each of our named executive officers as severance or upon a change in control of our company under two alternative scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2012:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Total ($)
Mark E. Fusco
Termination without cause or with good reason prior to change in control	$2,532,093	—	—	$33,320	$2,565,413
Change in control only		—	—		—
Change in control with termination without cause or with good reason	2,532,093	$1,380,270	$4,464,478	33,320	8,410,161
Mark P. Sullivan
Termination without cause or with good reason prior to change in control	620,687	—	—	13,037	633,724
Change in control only		—	—
Change in control with termination without cause or with good reason	620,687	517,601	1,622,815	13,037	2,774,140
Antonio J. Pietri					—
Termination without cause or with good reason prior to change in control	650,687	—	—	16,660	667,347
Change in control only		—	—		—
Change in control with termination without cause or with good reason	650,687	517,601	1,420,253	16,660	2,605,201
Manolis E. Kotzabasakis					—
Termination without cause or with good reason prior to change in control	600,667	—	—	16,660	617,327
Change in control only		—	—		—
Change in control with termination without cause or with good reason	600,667	517,601	1,420,253	16,660	2,555,181
Frederic G. Hammond					—
Termination without cause or with good reason prior to change in control	500,675	—	—	16,600	517,275
Change in control only		—	—		—
Change in control with termination without cause or with good reason	500,675	215,663	635,213	16,600	1,368,151

(1)
Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.

(2)
Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $23.15, which was the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2012, June 29, 2012.

(3)
Amounts shown represent the value of restricted stock units upon the applicable triggering event described in the first column, based on the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2012, June 29, 2012.

(4)
Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.

 INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        This section provides further information regarding the board of directors and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters and code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com or by writing to our Investor Relations Department at our principal executive offices at 200 Wheeler Road, Burlington, Massachusetts 01803, telephone: 781-221-6400. Neither our website nor its contents are incorporated into this Proxy Statement.

Directors

  Nominees for Election for a Three-Year Term Expiring at Our 2015 Annual Meeting:

        Mark E. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since 2003. Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an IT consulting firm, from May 2002 to January 2005, and as executive vice president of Ajilon Consulting from 1999 to 2002. Mr. Fusco was a co-founder of Software Quality Partners, an IT consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems, Inc., a producer of simulation and test equipment for digital communications in the defense industry. Mr. Fusco was a professional ice hockey player for the Hartford Whalers of the National Hockey League, and was a member of the 1984 U.S. Olympic ice hockey team. He holds a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Fusco is 51 years old. We believe Mr. Fusco's qualifications to serve on the board of directors include his extensive knowledge of our business, his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board. As our President and Chief Executive Officer, Mr. Fusco provides essential insight and guidance to the board from an insider perspective of our day-to-day operations. In addition, Mr. Fusco's experience in senior management positions at various other companies brings leadership and operational experience to the board.

        Gary E. Haroian has served as one of our directors since 2003. From 2000 to 2002, Mr. Haroian served in various positions, including as chief financial officer, chief operating officer and chief executive officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian currently serves as a director of A123 Systems, a company that designs, develops, manufactures and sells advanced, rechargeable lithium-ion batteries and battery systems. Mr. Haroian previously served on the board of directors of Network Engines, Inc., a provider of server appliance solutions, from 2003 to 2011; Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; AuthorizeNet. Holdings (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian is 61 years old. We believe that Mr. Haroian's qualifications to serve on the board of directors include his extensive advisory experience to various emerging technology companies, his service on the boards of directors of other public companies and his financial and accounting expertise.

  Directors Continuing in Office Until Our 2013 Annual Meeting:

        Donald P. Casey has served as one of our directors since 2004. From 2004 through 2009, Mr. Casey served as Chairman of the Board of Mazu Networks, a networking software startup. In 2004, Mr. Casey was also the chief executive officer of Mazu Networks. Since 2001, Mr. Casey has been an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an Internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as president and chief technology officer of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. He is currently a director of PeerApp, a startup focused on Internet media caching solutions. Mr. Casey holds a B.S. in Mathematics from St. Francis College. He is 66 years old. We believe Mr. Casey's qualifications to serve on the board of directors include his many years of experience in the business software industry. His experience includes executive management and development roles. We believe Mr. Casey's extensive industry knowledge and industry perspective are beneficial for the board.

        Stephen M. Jennings has served as Chairman of the Board since January 2005 and as one of our directors since 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He also serves as a director of LTX-Credence Corporation, a semiconductor test equipment manufacturer. He holds a B.A. in Economics from Dartmouth College and a degree from Oxford University, where he studied Philosophy, Politics and Economics as a Marshall Scholar. Mr. Jennings is 51 years old. We believe Mr. Jennings' qualifications to serve on the board of directors include his experience in building companies from earliest stages of growth to mature companies. As a senior executive at a strategic consulting firm in the technology sector and other industries, he brings valuable perspective to the board.

        Robert M. Whelan, Jr. has served as one of our directors since May 2011. Mr. Whelan has been the President of Whelan & Company, LLC, which provides business and financial consulting and strategic services to a broad range of companies, since 2001. From 2001 to 2005, Mr. Whelan also served as Managing Director of Valuation Perspectives, Inc., a consulting firm. Prior to 2001, Mr. Whelan held a number of senior-level positions at various investment banking and brokerage firms. Among other positions, Mr. Whelan was Vice Chairman of Prudential Volpe Technology Group, the technology investment banking and research division of Prudential Securities, and prior to that, he was Chief Operating Officer, Managing Director, Head of Investment Banking, and a board member of Volpe Brown Whelan & Company, a private technology and healthcare investment banking, brokerage and asset management firm acquired by Prudential Securities in 1999. Mr. Whelan currently serves as a director of ARIAD Pharmaceuticals, Inc. a NASDAQ-listed developer of small-molecule drugs to treat patients with aggressive cancers. Mr. Whelan is 60 years old. We believe that Mr. Whelan's qualifications to serve on the board of directors include his executive management and technology investment banking experience.

  Directors Continuing in Office Until Our 2014 Annual Meeting:

        Joan C. McArdle has served as one of our directors since 1994. Ms. McArdle has served as a senior vice president of Massachusetts Capital Resource Company, an investment company, since 2001, and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 61 years old. We believe Ms. McArdle's qualifications to serve on the board of directors include her experience in building and financing companies from earliest stages of growth to mature technology companies. In addition, Ms. McArdle's knowledge of the technology industry and venture experience enable her to provide the board with valuable strategic advice.

        Simon J. Orebi Gann has served as one of our directors since February 2011. Dr. Orebi Gann worked for BP from 2000 until 2008, for most of that time serving as the Chief Information Officer and a member of the Executive Committee of BP Integrated Supply and Trading. From 1996 to 2000, Dr. Orebi Gann served as Managing Director of Technology for the London International Financial Futures and Options Exchange. From 1979 to 1996, he served as one of the Chief Information Officers of Marks & Spencer plc, an international retailer. Dr. Orebi Gann served as a director of MapInfo Corporation, a provider of location intelligence solutions, from 2004 until its sale to Pitney Bowes Inc. in April 2007. He currently serves on the board of directors of Next Generation Data ltd, a European provider of large scale Data Center space. He holds a BA, MA (Oxon) and D. Phil from Oxford University where he studied Physics. Dr. Orebi Gann is 62 years old. We believe Dr. Orebi Gann's qualifications to serve on the board of directors include his experience in our largest industry segment and his proven track record in leveraging information technology to capture new commercial opportunities and to increase operational efficiencies in various industries.

Board Determination of Independence

        The board of directors uses the definition of independence established by The NASDAQ Stock Market. Under applicable NASDAQ rules, a director qualifies as an "independent director" if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Donald Casey, Gary Haroian, Stephen Jennings, Joan McArdle, Robert M. Whelan, Jr. and Dr. Simon J. Orebi Gann do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company, and that each of these directors therefore is an "independent director" as defined in NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.

        In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in its charter. These criteria include (a) the candidate's judgment, skill, character, experience with businesses and other organizations of comparable size, (b) the interplay of the candidate's experience with the experience of other board members, and (c) the extent to which the candidate would be a desirable addition to the board and any committees of the board. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively.

        The board and the nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to ensure the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors' overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence.

        We believe that the results of our election of directors in fiscal 2011 may have been influenced in part by the determination as of June 30, 2011 that while a material weakness in our controls over the recognition of professional services revenue had been remediated, a material weakness continued to exist in our controls over income tax accounting and disclosure (as disclosed at Item 9A. Controls and Procedures of Part II of our Annual Report on Form 10-K for fiscal 2011, filed with the SEC on August 23, 2011). Our board of directors accordingly considered the progress of our remediation efforts and the current composition of the board. As discussed at Item 9A. Controls and Procedures of Part II of our Annual Report on Form 10-K for fiscal 2012, filed with the SEC on August 21, 2012, we made significant progress in fiscal 2012 in executing the remediation plans that were established to address the material weakness in internal controls relating to the accounting for income taxes. Specifically, we hired a Vice President of Tax and successfully implemented the following measures to improve our internal control over income tax accounting and disclosure.

  •
  Enhanced tax accounting processes and related controls, and increased capabilities of tax professionals to ensure that our accounting for income taxes and related disclosures can be completed accurately and in a timely manner;

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  Increased the level of review and validation of work performed by management and third-party tax professionals in the preparation of our provision for income taxes; and

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  Utilized third-party subject matter experts to assist us in determining the appropriate accounting for material and complex tax transactions.

        These actions have resulted in significant improvements in our internal control over financial reporting, and we expect these remedial actions related to this material weakness to be effectively implemented in fiscal 2013 in order successfully to remediate the reported material weakness by end of fiscal 2013. The board therefore did not change recommendations for candidates for inclusion in the board's slate of recommended director nominees based on the results of our election of directors in fiscal 2011.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to our nominating and corporate governance committee in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement and proxy card for our next annual meeting.

Board Leadership Structure

        The board of directors currently has an independent chair, Mr. Jennings. We believe that having an independent board chair can create an environment that is conducive to objective evaluation and oversight of management's performance, and that can increase management accountability and improve the ability of the board to monitor whether management's actions are in the best interests of our stockholders. As a result, we believe that having an independent board chair can enhance the effectiveness of the board as a whole.

Communicating with Independent Directors

        The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our chairman of the board, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the chairman of the board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        We have adopted a written set of corporate governance guidelines, which provides additional details concerning our commitments and principles guiding our overall governance practices.

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.

        We have posted a copy of the code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

Role of Board in Risk Oversight

        One of the key functions of the board of directors is informed oversight of our risk management process. The board administers this oversight function directly, as well as through the board's standing committees that address risks inherent in their respective areas of oversight, in compliance with the board's corporate governance policies. In particular, the board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our audit function. Our nominating and corporate governance committee reviews and assesses the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the audit committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the company has addressed in such quarter. Both the board as a whole and the various standing committees receive periodic reports from the management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.

Compensation Committee Interlocks and Insider Participation

        In fiscal 2012, the compensation committee consisted of three directors: Donald P. Casey, Stephen M. Jennings and Simon J. Orebi Gann. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or its compensation committee.

Director Attendance at Board and Stockholder Meetings

        The board of directors met five times during fiscal 2012, either in person or by teleconference. During fiscal 2012, each director attended at least 75% of the meetings of the board and the committees upon which he or she serves.

        We do not have a policy regarding director attendance at our annual meetings of stockholders. One of our seven directors attended our annual meeting of stockholders held on December 8, 2011.

Board Committees

        The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Stock Market, or NASDAQ, and, in the case of the audit committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act.

  Audit Committee

        The members of the audit committee are Donald Casey, Gary Haroian, Joan McArdle and Robert Whelan. Mr. Haroian chairs the audit committee. The audit committee held eleven meetings in 2012. The board of directors has determined that all the members of the audit committee are independent directors as defined under NASDAQ rules, including the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act. The board has determined that Mr. Haroian is an "audit committee financial expert" as defined in applicable SEC rules. The responsibilities of the audit committee include:

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  appointing, approving the compensation of, and overseeing the independence of our independent registered public accounting firm;

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  oversight of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

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  reviewing and discussing our audited financial statements and related disclosures with management and our independent registered public accounting firm;

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  coordination of the board's oversight of our internal accounting controls for financial reporting and our disclosure controls and procedures, as well as the administration of our code of business conduct and ethics;

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  overseeing our internal audit function;

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  establishing policies for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters;

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  meeting independently with members of our internal auditing staff and our independent registered public accounting firm;

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  receiving and reviewing the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communication with the audit committee concerning independence and discussing with the independent registered public accounting firm any disclosed relationships between them and our company; and

  •
  preparing the audit committee report for our annual proxy statement required by SEC rules.

  Compensation Committee

        The members of the compensation committee are Donald Casey, Stephen Jennings and Simon J. Orebi Gann. Mr. Casey chairs the compensation committee. The compensation committee held six meetings in 2012. The board of directors has determined that all the members of the compensation committee are independent directors as defined under NASDAQ rules. The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of executive officers. Specific responsibilities of the compensation committee include:

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  annually reviewing and approving, or making recommendations to the independent members of the board with respect to, corporate goals and objectives relevant to chief executive officer and other executive officer compensation;

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  making recommendations to the independent members of the board with respect to, the compensation of our chief executive officer and reviewing and approving the compensation of our other executive officers;

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  overseeing an evaluation of executive officers;

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  overseeing and administering cash and equity incentive plans;

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  reviewing and making recommendations to the board with respect to director compensation;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis;" and

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  preparing the compensation committee report required by SEC rules.

  Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Donald Casey, Gary Haroian, Stephen Jennings, Joan McArdle, Simon J. Orebi Gann and Robert Whelan. Mr. Jennings chairs this committee. The nominating and corporate governance committee held two meetings in 2012. Our nominating and corporate governance committee's responsibilities include:

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  identifying individuals qualified to become directors;

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  recommending to the board the persons to be nominated for election as directors and to each of the board committees;

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  developing and recommending to the board corporate governance principles; and

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  overseeing an annual evaluation of the board.

 Audit Committee Report

        The audit committee has reviewed and discussed the audited consolidated financial statements of AspenTech and its subsidiaries for fiscal 2012, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for fiscal 2012, KPMG LLP.

        The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        KPMG LLP also provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. The audit committee has discussed with KPMG LLP its independence from AspenTech. The audit committee also considered whether the provision of other, non-audit related services referred to under the heading "Independent Registered Public Accounting Firm Fees and Other Matters" is compatible with maintaining the independence of the registered public accounting firm.

        Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

AUDIT COMMITTEE
Donald P. Casey Gary E. Haroian Joan C. McArdle Robert M. Whelan, Jr.

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing by Aspen Technology, Inc. under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

 Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board, and the board has agreed, that the section entitled "Compensation Discussion and Analysis" as it appears above be included in this proxy statement.

COMPENSATION COMMITTEE
Donald P. Casey Stephen M. Jennings Simon J. Orebi Gann

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing by Aspen Technology, Inc. under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

Compensatory Arrangements with Directors

        The following table provides information regarding the compensation paid to our non-employee directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Donald P. Casey	144,413	73,114	44,937	262,464
Gary E. Haroian	134,405	73,114	44,937	252,456
Stephen M. Jennings	196,901	73,114	44,937	314,952
Joan C. McArdle	119,405	73,114	44,937	237,456
Simon J. Orebi Gann	114,401	73,114	44,937	232,452
Robert M. Whelan, Jr.	119,405	73,114	44,937	237,456

(1)
Amounts shown represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year, in accordance with ASC Topic 718, with respect to restricted stock units and stock options granted to the non-employee directors. The aggregate number of option awards outstanding held by each of our non-employee directors as of June 30, 2012 was as follows: Mr. Casey, 39,348; Mr. Haroian, 51,348; Mr. Jennings, 39,348; Ms. McArdle, 53,348; Dr. Orebi Gann, 30,048; and Mr. Whelan, 30,048.

        For fiscal 2012, the compensation committee engaged its independent compensation consultant, Towers Watson, to review peer group data for Director Compensation and to provide observations and suggestions for change as appropriate. On May 10, 2011, the board established cash and equity compensation for the non-employee members of the board as set forth in the table below. The fiscal 2012 compensation eliminated meeting fees and increases the emphasis on equity compensation, which is consistent with the practices of our peer group.

Cash Retainer	$50,000
Annual Equity Award (Value)	$150,000
Committee Members
Audit Member Retainer	$20,000
Compensation Member Retainer	$15,000
Governance Member Retainer	$10,000
Leadership Roles
Board Chair	$75,000
Audit Chair	$15,000
Compensation Chair	$10,000
Governance Chair	$7,500

        The compensation committee determined to allocate the aggregate value of the fiscal 2012 equity grant shown in the table above in the form of an RSU for 75% of the aggregate value and a stock option for 25% of the aggregate value. The value of the stock option portion was measured using the Black-Scholes methodology. The value allocated to the RSU grant was further allocated among RSU shares and a cash payment. On August 1, 2011, the compensation committee granted each non-employee director (i) a fully-vested stock option covering 6,048 shares (at an exercise price of $15.50 per share), (ii) an RSU covering 4,717 shares and (iii) a cash payment of $39,389. The portion of the aggregate grant that was made in cash instead of stock was intended to offset the tax liability triggered by the issuance of the RSU shares. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees, and was made in the form of a cash payment to each individual because there is no company tax withholding obligation for non-employee directors.

        The compensation committee determined to allocate the aggregate value of the fiscal 2013 equity grant shown in the table above in the form of an RSU for 75% of the aggregate value and a stock option for 25% of the aggregate value. The value of the stock option portion was measured using the Black-Scholes methodology. The value allocated to the RSU grant was further allocated among RSU shares and a cash payment. On August 1, 2012, the compensation committee granted each non-employee director (i) a fully-vested stock option covering 4,010 shares (at an exercise price of $23.38 per share), (ii) a fully-vested RSU grant covering 3,128 shares and (iii) a cash payment of $39,375. The portion of the aggregate grant that was made in cash instead of stock was intended to offset the tax liability triggered by the issuance of the RSU shares. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees, and was made in the form of a cash payment to each individual because there is no company tax withholding obligation for non-employee directors.

 LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our charter limits the personal liability of our directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

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  any transaction from which the director derived an improper personal benefit.

        Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

        The charter also provides that we must indemnify directors and officers in certain circumstances. We believe these provisions are important in attracting and retaining qualified individuals to serve as directors and executive officers.

        We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

 RELATED-PARTY TRANSACTIONS

        The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship:

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  in which we participate;

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  that involves an amount in excess of $120,000; and

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  in which a related party has a direct or indirect material interest.

        From July 1, 2011 through the date of this Proxy Statement, there have been no related-party transactions, except for the executive officer and director compensation arrangements described in the sections "Management—Director Compensation" and "—Executive Compensation."

        The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

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  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

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  whether the transaction was undertaken in the ordinary course of our business;

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  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

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  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

        Since July 1, 2011 through the date of this Proxy Statement, there have been no related-party transactions that were specifically contemplated by our charter or by-laws and excepted from the definition of related-party transactions according to the preceding exception.

STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders

        The following tables set forth certain information, as of October 15, 2012, with respect to the beneficial ownership of our common stock by:

  •
  each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our executive officers and directors; and

  •
  our executive officers and directors as a group.

        As of October 15, 2012, a total of 93,437,415 shares of common stock were outstanding. In the following table, (a) shares under "Right to Acquire" include shares subject to options that were vested as of October 15, 2012 or will vest by December 14, 2012 (60 days after October 15, 2012) and RSUs that will vest by December 14, 2012, and (b) unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The information in this table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of Aspen Technology, Inc., 200 Wheeler Street, Burlington, Massachusetts 08103.

	Common Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	Percent of Voting Power
5% Stockholders
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	15,847,508			17.0%
FMR LLC 82 Devonshire Street Boston, MA 02109	5,757,792			6.2%
Named Executive Officers and Directors
Mark E. Fusco	110,682	1,494,539	1,605,221	1.7%
Antonio J Pietri	23,076	61,565	84,641	*
Manolis E. Kotzabasakis	44,199	16,523	60,722	*
Frederic G. Hammond	22,554	56,031	78,585	*
Mark P. Sullivan	38,525	7,148	45,673	*
Joan C. McArdle	79,337	49,358	128,695	*
Stephen M. Jennings	19,337	43,358	62,695	*
Donald P. Casey	19,337	43,358	62,695	*
Gary E. Haroian	19,337	55,358	74,695	*
Simon J. Orebi Gann	7,845	22,058	29,903	*
Robert M. Whelan, Jr.	7,845	20,058	27,903	*
Directors and Executive Officers, as a group (11 persons)	392,074	1,869,354	2,261,428	2.4%

*
Less than 1.0%.

        Shares reflected as beneficially owned by Waddell & Reed Financial, Inc. consist of 10,454,261 shares of common stock held by Waddell & Reed Investment Management Company, or WRIMCO, and 5,393,247 shares of common stock held by Ivy Investment Management Company, or IICO, an investment advisory subsidiary of Waddell & Reed Financial, Inc.

        As reported in a Schedule 13G/A filed with the SEC on February 14, 2012, each of Waddell & Reed Financial, Inc., WRIMCO, IICO, Waddell & Reed, Inc., or Waddell & Reed Financial Services, Inc. may be deemed to share voting and dispositive power over the 15,847,508 shares reflected in the table as beneficially owned by Waddell & Reed Financial, Inc. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power.

        Shares reflected as beneficially owned by FMR LLC are beneficially owned by Fidelity Management & Research Company, a registered investment adviser that is a wholly-owned subsidiary of FMR LLC and consist of 58,050 shares of common stock owned by Pyramis Global Advisors, LLC, 1,143,996 shares of common stock owned by Pyramis Global Advisors Trust Company and 33,700 shares of common stock owned by FIL Limited.

        As reported in a Schedule 13G filed with the SEC on February 14, 2012, Pyramis Global Advisors, LLC is a registered investment adviser that is an indirect wholly-owned subsidiary of FMR LLC, Pyramis Global Advisors Trust Company is a bank that is an indirect wholly-owned subsidiary of FMR LLC and FIL Limited is a qualified institution that provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.

        Shares reflected as beneficially owned by Ms. McArdle consist of 60,000 shares of common stock held by Massachusetts Capital Resource Company. Ms. McArdle serves as a senior vice president of Massachusetts Capital Resource Company and may be deemed to have shared voting power over these shares. Ms. McArdle disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that a sale by Mr. Fusco of 45,708 shares was reported four days late due to administrative error.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Accountant Fees

        The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm for each of the last two fiscal years:

	Year Ended June 30,
Fee Category	2012	2011
	(In thousands)
Audit fees	$1,921	$4,036
Tax fees	—	5
All other fees	—	2

Total fees	$1,921	$4,043

        "Audit fees" consist of fees and expenses for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

        "Tax fees" consist of fees for tax compliance, tax advice and tax planning services.

        "All other fees" consist of all fees for products and services fees other than audit, audit related and tax services.

Audit Committee Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717, or contact our Secretary at Aspen Technology, Inc. 200 Wheeler Road, Burlington, Massachusetts 01803. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

 OTHER MATTERS

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Frederic G. Hammond
Secretary
October 25, 2012

        A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2012, AS FILED WITH THE SEC, IS INCLUDED IN OUR 2012 ANNUAL REPORT TO STOCKHOLDERS, WHICH MAY BE ACCESSED OVER THE INTERNET AS SET FORTH IN THE "NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS" SENT TO OUR STOCKHOLDERS OF RECORD AS OF OCTOBER 15, 2012. YOU MAY VIEW AND ALSO DOWNLOAD OUR 2012 ANNUAL REPORT TO STOCKHOLDERS ON OUR WEBSITE AT, AS WELL AS AT www.proxyvote.com. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2012 TO OUR SECRETARY AT ASPEN TECHNOLOGY, INC., 200 WHEELER ROAD, BURLINGTON, MASSACHUSETTS 01803.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for

Annual Meeting of Stockholders to be held December 6, 2012

The undersigned hereby authorizes and appoints Mark E. Fusco, Mark P. Sullivan and Frederic G. Hammond, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc. (the “Company”), held of record by the undersigned as of the close of business on October 15, 2012, at the Annual Meeting of Stockholders to be held on Thursday, December 6, 2012, at 8 a.m. Eastern time at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, “FOR” THE SPECIFIED NOMINEES IN PROPOSAL ONE, “FOR” PROPOSALS TWO AND THREE, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS THEREOF:

Continued and to be signed on reverse side

ASPEN TECHNOLOGY, INC

200 WHEELER ROAD

BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ASPENTECH KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

	For All	Withhold All	For All Except
PROPOSAL ONE: ELECTION OF DIRECTORS

1. Nominee Mark E. Fusco	☐	☐	☐

2. Nominee Gary E. Haroian	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	For ☐	Against ☐	Abstain ☐

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION	For ☐	Against ☐	Abstain ☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date      Signature (Joint Owners)         Date